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                             LIDAK PHARMACEUTICALS
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                                  [LIDAK LOGO]

                                                                 October 1, 1998

To Our Shareholders:

     This is an exciting time for the Company as we approach the Food and Drug Administration's decision regarding marketing approval of our first product, n-docosanol 10% cream. I would like to take this opportunity to provide an update for you.

     As those following the Company's progress will recall, when we filed the n-docosanol new drug application with the FDA in late December 1997, the filing was placed on a "12 month track", implying a decision in the fourth quarter of this year. During the last several months, we have been preparing our plan for product launch, which continues to be our "Number One" priority. As part of our product launch plan for n-docosanol, we are working to complete commercial agreements with our contract drug and product manufacturers and warehousing and distribution companies, to prepare as much as practicable in advance of the FDA's decision. Additionally, we are working on co-promotion opportunities to supplement our marketing campaign.

     Earlier this year, we presented a strategic plan at our annual shareholders' meeting. We have been aggressively implementing this plan. Let me now share some of our progress with you.

     As with any major undertaking, the most important factor is the people who do the work. We are fortunate because in addition to our excellent technical staff, several talented and experienced managers have recently joined our management team.

     In July, Gregory Hanson became the Company's Chief Financial Officer. Greg brings us a wealth of experience of having served as CFO at several technology companies. In September, David Hansen became Vice President of Sales and Marketing. David has considerable experience in successfully launching new pharmaceutical products and will play an important role in the commercialization of n-docosanol. We are pleased to have both executives with us during this important phase of the Company's growth.

     Also in September, the Company retained The Dilenschneider Group, an investor relations agency in New York, to communicate news to Wall Street. BGM Health Communications, a Los Angeles based, medical/healthcare marketing communications agency, was retained to help build the commercialization plan for n-docosanol as we prepare to launch this product to the health care professional and consumer markets.

     As fiscal year 1999 progresses, we intend to investigate in-licensing opportunities to help fill our product pipeline.

     In summary, we believe that the execution of our strategic plan is on track for the coming new fiscal year.

     I would like to thank our shareholders for their loyalty and confidence in us as the Company achieves transition with its new strategic plan. We fully intend to build long-term shareholder value as your company moves ahead.

                                          Sincerely,

                                          /s/ Gerald J. Yakatan
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                                          Gerald J. Yakatan, Ph.D.
                                          Chief Executive Officer